EXHIBIT 11R


                           DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                FOR THE FIVE FISCAL YEARS ENDED DECEMBER 28, 2002

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

                                       2002         2001         2000        1999         1998
                                       ----         ----         ----        ----         ----

Net income                         $1,384,379   $  861,561   $  133,198   $2,552,278   $3,080,895
                                   ==========   ==========   ==========   ==========   ==========

Average number of common
    shares outstanding              2,793,781    2,812,882    3,041,364    3,378,721    3,631,457

Dilutive effect of stock options
    on net income                      36,526        7,895       35,896      138,960      249,162
                                   ----------   ----------   ----------   ----------   ----------

    Stockholders' Equity            2,830,307    2,820,777    3,077,260    3,517,681    3,880,619
                                   ==========   ==========   ==========   ==========   ==========


Diluted earnings per share
    Net income                     $     0.49   $     0.31   $     0.04   $     0.73   $     0.79
                                   ==========   ==========   ==========   ==========   ==========
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